UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 28, 2012

Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700, Sunnyvale, California 94089
(Address of principal executive offices, including ZIP code)

(408) 462-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 — Costs Associated with Exit or Disposal Activities.

In a previously issued press release on August 22, 2012, Rambus Inc. (“Rambus” or the “Company”) announced a restructuring and a plan of termination resulting in expected overall cash savings of $30-$35 million annually. The reductions in expense and associated workforce are expected to be completed by the end of the fourth quarter of 2012. The total estimated cash payout related to the reduction in force is approximately $6.5 million which include $5.2 million of severance and termination benefits and $1.3 million of other related costs. In addition, the Company will pay approximately $3.0 million in early termination retention payments to certain employees. The Board of Directors of Rambus approved the commitment to the restructuring on August 28, 2012.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    In a previously issued press release announcing a restructuring of the Company, the Company announced that Sharon Holt, senior vice president and general manager, semiconductor business group, would resign from her position effective August 30, 2012. The Company and Ms. Holt entered into a Separation Agreement effective as of August 30, 2012 (the “Separation Agreement”). Under the Separation Agreement, provided Ms. Holt does not revoke her acceptance of the terms of the Separation Agreement within seven days of the agreement, Ms. Holt will receive severance benefits consisting of a cash severance payment equal to Ms. Holt’s base salary for 9 months and continued health insurance coverage for up to 4 months. Under the Separation Agreement, Ms. Holt has agreed to a customary release of any and all claims. In addition, Ms. Holt has agreed to provide certain ongoing transition services to the Company as requested by the Company pursuant to a customary consulting agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2012	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer